The AES Corporation (the “Company”)
Power of Attorney
The undersigned, acting in the capacity or capacities stated opposite their respective names below, hereby constitute and appoint Stephen Coughlin and Paul L. Freedman and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacities indicated below the Company’s 2022 Annual Report on Form 10-K and any and all amendments and supplements thereto. This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

Name	Title	Date

/s/ Andrés Gluski	Principal Executive Officer and Director	February 24, 2023
Andrés Gluski

/s/ Janet G. Davidson	Director	February 24, 2023
Janet G. Davidson

/s/ Tarun Khanna	Director	February 24, 2023
Tarun Khanna

/s/ Holly K. Koeppel	Director	February 24, 2023
Holly K. Koeppel

/s/ Julia M. Laulis	Director	February 24, 2023
Julia M. Laulis

/s/ James H. Miller	Director	February 24, 2023
James H. Miller

/s/ John B. Morse, Jr.	Chair and Lead Independent Director	February 24, 2023
John B. Morse, Jr.

/s/ Moisés Naim	Director	February 24, 2023
Moisés Naim

/s/ Alain Monié	Director	February 24, 2023
Alain Monié

/s/ Teresa M. Sebastian	Director	February 24, 2023
Teresa M. Sebastian

/s/ Maura Shaughnessy	Director	February 24, 2023
Maura Shaughnessy